Exhibit 23.4

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

May 26, 2015

Evolent Health, Inc.

Registration Statement on Form S-1

We hereby consent to the reference to our firm under the caption “The reorganization of our corporate structure” in the registration statement on Form S-1, as amended (File No. 333-203852), filed with the Securities and Exchange Commission (the “Commission”). In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours, /s/ Cravath, Swaine & Moore LLP

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, VA 22203